UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

            Certification and Notice of Termination of Registration under 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
               to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                Commission File Numbers 333-118089, 333-127510-02

                         SLC Student Loan Trust 2005-3
           (Issuer in respect of the Student Loan Asset-Backed Notes)
                      SLC Student Loan Receivables I, Inc.
                                  (Depositor)
         --------------------------------------------------------------
         (Exact name of co-registrants as specified in their charters)

                              750 Washington Blvd.
                           Stamford, Connecticut 06901
         --------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Student Loan Asset-Backed Notes, Series 2005-3
         --------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                 Not Applicable
  ---------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a) (1) (i)       [ ]       Rule 12h-3 (b) (1) (i)       [x]
Rule 12g-4 (a) (1) (ii)      [ ]       Rule 12h-3 (b) (1) (ii)      [ ]
Rule 12g-4 (a) (2) (i)       [ ]       Rule 12h-3 (b) (2) (i)       [ ]
Rule 12g-4 (a) (2) (ii)      [ ]       Rule 12h-3 (b) (2) (ii)      [ ]
                                       Rule 15d-6                   [ ]


Approximate number of holders of record as of the certification or notice date: 22


            Pursuant to the requirements of the Securities Exchange Act of 1934, SLC Student Loan Receivables I, Inc., acting as Depositor and on behalf of the referenced trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February __, 2006                BY:   /s/ Bradley D. Svalberg
                                             -----------------------
                                                 Bradley D. Svalberg
                                                 Vice President